Exhibit 10.21.2
Execution Version

TRI-PARTY AGREEMENT
This TRI-PARTY AGREEMENT (this “Agreement”) is made as of October 2, 2024, by and among (i) HTEC Hydrogen Technology & Energy Corporation, a company incorporated under the British Columbia Business Corporation Act (“HTEC”), (ii) ISQ HTEC HoldCo Limited, a company incorporated under the laws of the United Kingdom, and ISQ Blueprint Acquisitions Inc., a company incorporated under the laws of British Columbia (collectively, “ISQ”), (iii) Colin Armstrong, a natural person, and Cenco Innovations Ltd. (collectively, “Armstrong”) and (iv) Chart Industries, Inc., a Delaware corporation (“GTLS” and, together with HTEC, ISQ and Armstrong, each, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, each of ISQ, GTLS and Armstrong has made one or more equity investments in HTEC and, in connection with such investments, has received Shares;
WHEREAS, in connection with such investments, among other things, HTEC, ISQ and GTLS received certain rights, and are subject to certain obligations, pursuant to (a) that certain Second Amended and Restated Shareholders Agreement, dated as of September 7, 2021 (as amended from time to time, the “Shareholders Agreement”), by and among GTLS, ISQ, HTEC and the other parties thereto and (b) that certain Co-Investment Agreement, dated as of September 7, 2021 (as amended from time to time, the “Co- Investment Agreement”), by and among GTLS and ISQ;
WHEREAS, in the next several months, HTEC may need to raise additional equity financing in connection with certain proposed capex projects, and in connection therewith, HTEC has requested that ISQ and GTLS refrain, in certain circumstances as further set forth herein, from transferring their Shares in order to preserve the equity ownership status quo while HTEC explores its funding alternatives during such time (including as it relates to exercising certain rights that they might otherwise be permitted to exercise pursuant to and in accordance with the Shareholders Agreement and the Co-Investment Agreement);
WHEREAS, ISQ, GTLS and Armstrong each recognize that it is in their and HTEC’s best interests to accommodate HTEC’s request, and in connection therewith, the Parties are entering into this Agreement to set forth their mutually beneficial agreements and commitments with respect to their rights and obligations between and among themselves; and
WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Shareholders Agreement or the Co-Investment Agreement, as applicable (provided, that if a capitalized term is defined in both the Shareholders Agreement and the Co-Investment Agreement, the definition given to such term in the Co-Investment Agreement shall control).
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.Liquefier Capex Approval. Subject to any applicable fiduciary duties or as otherwise may be required by applicable Law, ISQ will not exercise any rights that ISQ and its Affiliates may have as a Shareholder under the organizational documents of HTEC and its Subsidiaries (including the exercise of any voting rights attached to securities of HTEC held by ISQ and its Affiliates and the exercise of consent rights under the Shareholders Agreement) to vote against the approval of up to an additional $25,000,000 CAD of capital expenditures in respect of the ERCO Liquefier Project (including, without limitation, equipment and services associated with an EPC provider).

2.Consent Rights. Subject to any applicable fiduciary duties or as otherwise may be required by applicable Law, ISQ, GTLS and Armstrong agrees that without the prior written consent of such other Parties, until May 1, 2025, no such Party shall, and each such Party shall cause its Affiliates and any Directors appointed or designated by such Party or its Affiliates not to, vote in favor of or otherwise permit to be approved by the Board or HTEC, the creation, authorization or issuance of any Shares or any additional class or series of Shares in excess of $15,000,000, unless the price per issued Share is equal to or in excess of $19.43601 (in USD), converting any issuance of Shares in CAD to USD based on the Exchange Rate as of such date of issuance.

3.Use of CIB Proceeds. ISQ and HTEC agree that the letter agreement between ISQ and HTEC dated April 30, 2024 (the “Side Letter”) is hereby amended by deleting section 1(b) and replacing it with the following:

b. the net proceeds of the Liquefier Drawdown, upon their release by CIB, being placed into the savings bank account of the Corporation at the Royal Bank of Canada, to be held in such account (a) if the Liquefier Drawdown is less than or equal to $30,000,000 CAD, until such time as a majority of the board of directors of the Corporation (the “Board”) expressly approves in writing the detailed use of such proceeds submitted by the Corporation to the Board and the disbursement by the Corporation of such proceeds in accordance with such approved use or (b) if the Liquefier Drawdown is greater than $30,000,000 CAD, until such time as both of (i) a majority of the Board and (ii) the ISQ Parties expressly approve in writing the detailed use of such proceeds submitted by the Corporation to the Board and the disbursement by the Corporation of such proceeds in accordance with such approved use.
4. 3-Year Rights.
(A)ISQ has certain rights to Transfer the Shares held by it to GTLS pursuant to Section 3 of the Co-Investment Agreement that are triggered by the occurrence of September 7, 2024 (the “Base Trigger Event”), and GTLS has certain rights to require ISQ to Transfer certain Shares held by ISQ to GTLS pursuant to Section 4 of the Co-Investment Agreement that are triggered by the occurrence of September 7, 2024 (in each case solely to the extent of each Party’s rights that accrue in connection with the occurrence of September 7, 2024, the “3-Year Rights”).
(B)Subject to Section 4(C) below, ISQ and GTLS hereby agree, with HTEC and each other (and for the benefit of HTEC), to refrain from, and ISQ and GTLS shall cause their respective Affiliates and any applicable Eligible Transferee to refrain from, exercising their respective 3-Year Rights, as applicable, until May 1, 2025. Subject to Section 4(C) and Section 7, nothing contained herein shall restrict any Transfer of Shares otherwise permitted by or other rights contained in the Co- Investment Agreement.
(C)Notwithstanding anything to the contrary in the Co-Investment Agreement: (1)(i) from and after May 1, 2025, ISQ shall have the right to exercise its 3-Year Rights with respect to one-third (1/3) of the ISQ Shares held by ISQ or its Affiliates as of the date hereof (the “Reference 1/3 Shares”), with the purchase price for such Reference 1/3 Shares equal to the Reference 1/3 Price (defined below),

(ii) without limiting the foregoing clause (i), from and after July 31, 2025, ISQ shall have the right to exercise its 3-Year Rights with respect to another Reference 1/3 Shares, with the purchase price for such Reference 1/3 Shares equal to the Reference 1/3 Price, and (iii) without limiting the foregoing clause (i) or clause (ii), from and after September 30, 2025, ISQ shall have the right to exercise its 3-Year Rights with respect to another Reference 1/3 Shares, with the purchase price for such Reference 1/3 Shares equal to the Reference 1/3 Price, or (2) from and after May 1, 2025, ISQ shall have the right to exercise its 3-Year Rights with respect to all, but not less than all, of the ISQ Shares held by ISQ or its Affiliates as of the date hereof (the “Reference 100% Shares” and, together with the Reference 1/3 Shares, the “Reference Shares”), with the purchase price for such Reference 100% Shares equal to the Reference 100% Price.
5.ROFR. GTLS hereby agrees with HTEC and ISQ (and for the benefit of HTEC) to refrain from, and GTLS shall cause its Affiliates and any applicable Eligible Transferee to refrain from, in each case until May 1, 2025, exercising its rights under the terms of Section 7 of the Co-Investment Agreement.

6.Assignment Rights. Until May 1, 2025, ISQ may assign its rights under the Co-Investment Agreement, including those set forth in Section 3 thereof, to one (1) third-party transferee (which shall include such transferee’s Affiliates) of the ISQ Shares, which transferee shall be permitted to exercise the rights granted to ISQ under the Co-Investment Agreement as if such transferee were ISQ under the Co-Investment Agreement to the same extent and subject to the same terms, conditions, restrictions and limitations.

7.Payment; Default.

(A)Notwithstanding anything in the Co-Investment Agreement to the contrary, upon ISQ’s timely and valid election to exercise its 3-Year Rights, as permitted by Section 4(C) above, the provisions of Section 3 of the Co-Investment Agreement shall apply with respect to the applicable Reference Shares mutatis mutandis (including, for the avoidance of doubt, with respect to GTLS’s use of GTLS Common Stock to pay the amounts due hereunder in respect of such Reference Shares); provided, that:
(i)If the Reference Shares are the Reference 100% Shares, then (a) the aggregate purchase price for the Reference 100% Shares (the “Reference 100% Price”) shall be equal to either
(x) $225,000,000, if the full Reference 100% Price is paid solely in cash in immediately available funds (in USD), or (y) $250,000,000, if the full Reference 100% Price is not paid solely in cash in immediately available funds (in USD), (b) the Reference 100% Price may, at GTLS’s written election, be paid to ISQ in three (3) equal installments of $75,000,000 (in the case of clause (x)) or
$83,333,333.33 (in the case of clause (y)), on each of the following dates: (a) 21 days following the exercise of ISQ’s 3-Year Rights, (b) the later of July 31, 2025 and 21 days following the exercise of ISQ’s 3-Year Rights and (c) the later of September 30, 2025 and 21 days following the exercise of ISQ’s 3-Year Rights; provided, that if GTLS pays the first such installment of the Reference 100% Price in cash in immediately available funds (in USD), then all three (3) installments may only be paid in cash in immediately available funds (in USD) (the “Cash First 100% Limitation”); provided, further, that if ISQ’s election to exercise the 3-Year Rights occurs after the May 1, 2025, July 31, 2025 or September 30, 2025 date, as applicable, then within 21 days following such election, an amount equal to the cumulative installment payments that would be owed as of such date (including a prior date’s payment) shall be due and payable to ISQ. In the event that ISQ has assigned its rights under the Co-Investment Agreement pursuant to Section 6 above, then each of the references in this Section 7(A)(i) to “21 days” shall instead be references to “30 days”. For the avoidance of doubt, GTLS may

(1) at any time pre-pay the full amount of the Reference 100% Price once due and (2) subject to Section 3(D) of the Co-Investment Agreement and the Cash First 100% Limitation, make any such payment using GTLS Common Stock.
(ii)If the Reference Shares are the Reference 1/3 Shares, then the aggregate purchase price for each Reference 1/3 Shares (the “Reference 1/3 Price”) shall be equal to either (x) $75,000,000 (for a total combined purchase price for all of the Reference 1/3 Shares of $225,000,000), if the full Reference 1/3 Price applicable to such Reference 1/3 Shares is paid solely in cash in immediately available funds (in USD) and the Reference 1/3 Price for all prior Reference 1/3 Shares, if any, have also be paid solely in cash in immediately available funds or (y) $83,333,333.33 (for a total combined purchase price for all of the Reference 1/3 Shares of $250,000,000), if the full Reference 1/3 Price applicable to such Reference 1/3 Shares is not paid solely in cash in immediately available funds (in USD) or the Reference 1/3 Price for any prior Reference 1/3 Shares, if any, was not paid solely in cash in immediately available funds (in USD); provided, that if the Reference 1/3 Price for the first Reference 1/3 Shares is paid solely in cash in immediately available funds (in USD), then the Reference 1/3 Price for all future Reference 1/3 Shares must also be paid solely in cash in immediately available funds (in USD) (the “Cash First 1/3 Limitation”). Each Reference 1/3 Price shall be payable, in each case, on the following dates: (a) 21 days following the exercise of ISQ’s 3- Year Rights with respect to the initial Reference 1/3 Shares, (b) the later of July 31, 2025 and 21 days following the exercise of ISQ’s 3-Year Rights with respect to the next relevant Reference 1/3 Shares and (c) the later of September 30, 2025 and 21 days following the exercise of ISQ’s 3-Year Rights with respect to the final relevant Reference 1/3 Shares; provided, however, that in the event that ISQ has assigned its rights under the Co-Investment Agreement pursuant to Section 6 above, then each of the references above to “21 days” shall instead be references to “30 days”. For the avoidance of doubt, GTLS may, subject to Section 3(D) of the Co-Investment Agreement and the Cash First 1/3 Limitation, make any such payment using GTLS Common Stock.
(B)Notwithstanding anything to the contrary in the Co-Investment Agreement, in the event that from and after the date hereof, ISQ has the right to Transfer the Shares held by it to GTLS pursuant to Section 3 of the Co-Investment Agreement other than as a result of the Base Trigger Event (or Section 4(C) of this Agreement), the aggregate purchase price for the ISQ Shares to be transferred to GTLS pursuant to Section 3 of the Co-Investment shall be the Reference 100% Price set forth in Section 7(A)(i)(a) above (but, for the avoidance of doubt, without giving effect to any other terms of Section 7(A)(i)).
(C)In the event that GTLS fails to timely deliver the payments required by Section 7(A) in full satisfaction of its obligation pursuant to Section 7(A) or otherwise fails to satisfy GTLS’s obligations under Section 3 of the Co-Investment Agreement when required, in addition to any other rights or remedies that may be available to ISQ and its Affiliates, including those set forth in Section 10(C) below, (x) the terms and conditions of Section 1 shall immediately terminate and be without further force or effect and ISQ and its Affiliates shall have no further obligation under such provisions and (y) ISQ shall be permitted to immediately exercise its 3-Year Rights with respect to all of its ISQ Shares without regard to any limitations that may be set forth in Section 4(C) above.
(D)All payments pursuant to this Agreement and the Co-Investment Agreement shall be made without deduction or withholding for or on account of any taxes, levies, imposts, duties, deductions or charges imposed by any national, state, local or municipal tax authority.
8.Interpretation. Unless the context requires otherwise: (A) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (B) references to Sections refer to Sections of this Agreement; (C) references to Laws, regulations, contracts, agreements and instruments refer to such

Laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law;
(D) except as expressly provided otherwise herein, references to money or “$” refer to legal currency of the United States of America and “USD” shall mean United States Dollars; (E) the definitions given for terms in this Agreement or the Co-Investment Agreement shall apply to both the singular and plural forms of the terms defined; (F) the conjunction “or” shall be understood in its inclusive sense (and/or); (G) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears; (H) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (I) in the event any ambiguity or question of intent or interpretation arises with regard to this Agreement, this Agreement shall be construed as drafted jointly by all of Parties, and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement; (J) “until”, with respect to a specific date, means until the date immediately prior to such date (i.e., if a Party agrees to forbear from exercising a right until May 1, 2025 then such Party may freely exercise such right on or after May 1, 2025) and (K) for purposes of this Agreement and the Co-Investment Agreement, “VWAP” means, as of any date of determination for any security, the arithmetic average of the volume-weighted average price per security for such security as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for such security (or its equivalent successor, if such page is not available) in respect of the period from 9:30 am to 4:00 pm Eastern Time (or from the scheduled open of trading until the scheduled close of trading of the primary trading session in respect of the principal exchange on which trading in such security occurs, if different from the foregoing) or, if not available, by another authoritative source agreed to by the Parties, for each day in the thirty (30) consecutive trading day period ending on and including the trading day immediately preceding such date of determination.

9.Representations and Warranties. Each Party hereby represents and warrants to the other Parties that (i) it has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein, (ii) the execution and delivery of this Agreement, and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary actions, (iii) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement, enforceable against it in accordance with its terms, and (iv) the execution and delivery of this Agreement by it does not, and the consummation of the transactions contemplated herein will not, (a) violate or conflict with its constituent documents, (b) constitute a breach or default or give rise to any third party right of consent or termination under any agreement, understanding or undertaking to which it is a party, or (c) violate any Law, regulation, order, judgment or decree applicable to it. Each of ISQ and GTLS represents and warrants to the other Parties as of the date hereof that (A) it has not exercised any of its rights under Section 3 or Section 4 of the Co-Investment Agreement, as applicable, and (B) it has not Transferred any Shares originally acquired by it.
10.Dispute Resolution.

(A)Disputes. This Section 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including
(i) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement and (ii) the applicability of this Section 10 to a particular dispute. Any dispute to which this Section 10 applies is referred to herein as a “Dispute.” The provisions of this Section 10 shall be the exclusive method of resolving Disputes. For the avoidance of doubt, the terms of this Section 10 shall not apply to any dispute arising under the Co-Investment Agreement or the Shareholder Agreement which dispute shall be governed by the applicable dispute resolution mechanics set forth in the Co-Investment Agreement and the Shareholder Agreement, as applicable.
(B)Courts. Any of such Parties shall submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Parties irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such Party at the address and in the manner provided in Section 11(A). Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(C)Specific Performance. The Parties understand and agree that: (i) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms; (ii) although monetary damages may be available for the breach of such covenants and agreements, such monetary damages are not intended to and would not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance; and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall, subject to Section 10(B), be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement, and to seek to enforce specifically the terms and provisions of this Agreement. Each of the Parties further agrees that the Parties shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in this Agreement, and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
11.Miscellaneous.

(A)Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by email (provided there is no indication of message transmittal failure) (a copy of which may be delivered in person or by courier or mail). Any such notice or other communication shall be deemed to have been received on the day of sending (or, if not a Business Day, on the next Business Day thereafter). Notices and other communications shall be addressed as follows (provided, however, that any Party may designate a replacement address and e-mail address(es) by written notice to the other Parties pursuant to this Section 11(A)):
if to ISQ:
I Squared Capital
c/o I Squared Capital Advisors (US) LLC 600 Brickell Avenue

Miami, Florida 33131 Attention: Jesse Krynak
William Campbell, General Counsel Martin Lythgoe
Email:    jesse.krynak@isquaredcapital.com william.campbell@isquaredcapital.com martin.lythgoe@isquaredcapital.com with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 609 Main Street
Houston, Texas 77002 Attention: John D. Pitts
Kyle M. Watson
Email:    john.pitts@kirkland.com
kyle.watson@kirkland.com

if to GTLS:
Chart Industries, Inc. One Overton Park
3625 Cumberland Boulevard, Suite 150
Atlanta, GA 30339
Attention: Jillian C. Evanko, Chief Executive Officer
Herbert G. Hotchkiss, VP, General Counsel and Secretary Email:    jillian.evanko@chartindustries.com;
herbert.hotchkiss@chartindustries.com; with a copy to (which shall not constitute notice):
Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601 Attention: Matt Stevens
Justin Hoffman Paul Huddle
Email:    mstevens@winston.com
jfhoffman@winston.com phuddle@winston.com
and if to HTEC:

HTEC Hydrogen Technology & Energy Corporation #315 Mountain Highway
North Vancouver, BC V7J 2K7 Attention: Colin Armstrong Email:    carmstrong@htec.ca

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP 595 Burrard Street
Suite 2600
Vancouver BC V7X 1L3 Attention: Steven McKoen
E-mail:    steven.mckoen@blakes.com

(B)Entire Agreement. This Agreement, together with the Shareholders Agreement and the Co- Investment Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. To the extent there is a conflict between the terms of the Shareholders Agreement or the Co-Investment Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall control. There are no conditions, representations, warranties or other agreements in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise.
(C)Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless it is in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-compliance or by anything done or omitted to be done by that Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance, whether of the same or any other nature.
(D)Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
(E)Time of Essence. Time shall be of the essence of this Agreement in all respects.
(F)Amendments. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by each of the Parties expressly so amending or modifying this Agreement or any part hereof.
(G)Counterparts. This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Counterparts may be executed either in original or electronic format (via PDF or other similar format).
(H)Successors and Assigns. Expect as otherwise set forth in this Agreement, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that until May 1, 2025, ISQ may assign its rights under this Agreement to each of its Affiliates or to one (1) third-party transferee (pursuant to Section 6 above) who holds any of the ISQ Shares. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
(I)Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

(J)Severability; Enforcement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
(K)Expenses. Each Party shall bear its own transaction costs and other costs and expenses incurred in connection with the negotiation, documentation and implementation of this Agreement.
(L)No Partnership. Neither this Agreement, nor any other agreement or arrangement entered into by the Parties relating to the subject matter of this Agreement, shall be deemed or construed as creating a partnership for any purposes.
(M)Non-Recourse. Each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the Parties, and no individual, entity or other person that is not a Party shall have any liability arising out of or relating to this Agreement.
(N)Confidentiality. Any press or other public release or announcement concerning this Agreement or the transactions contemplated hereby shall not be issued without the prior written consent of each of ISQ, GTLS and HTEC (which shall not be unreasonably withheld, conditioned or delayed), except in each case as required by applicable Law or stock exchange requirements (including for financial reporting purposes). The foregoing shall not restrict ISQ and its Affiliates from providing customary information in respect of the transactions contemplated by the terms of this Agreement (i) to their financing sources, including its current and prospective investors and partners, and (ii) in connection with fundraising activities or fund performance reporting to current or prospective investors, lenders or partners.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ISQ BLUEPRINT ACQUISITIONS INC.

By:        /s/ Gautam Bhandari
Name:    Gautam Bhandari
Title:    Chief Investment Officer

ISQ HTEC HOLDCO LIMITED

By:        /s/ Gautam Bhandari
Name:    Gautam Bhandari
Title:    Chief Investment Officer

HTEC HYDROGEN TECHNOLOGY & ENERGY CORPORATION

By:        /s/ Colin Armstrong
Name:    Colin Armstrong Title:    President & CEO

CHART INDUSTRIES, INC.

By:        /s/ Jillian Evanko
Name:    Jillian Evanko Title:    CEO &     President